Exhibit 99

NextEra Energy, Inc. Media Line: (561) 694-4442 Jan. 28, 2016 FOR IMMEDIATE RELEASE

NextEra Energy reports 2015 fourth-quarter and full-year financial results

•	NextEra Energy achieves strong fourth-quarter results and excellent full-year growth

•	Florida Power & Light Company continues to invest in the business to deliver outstanding customer value

•	NextEra Energy Resources signs about 2,100 megawatts of new contracted renewables in 2015

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE:NEE) today reported 2015 fourth-quarter net income attributable to NextEra Energy on a GAAP basis of $507 million, or $1.10 per share, compared to $884 million, or $2.00 per share, in the fourth quarter of 2014. On an adjusted basis, NextEra Energy’s 2015 fourth-quarter earnings were $539 million, or $1.17 per share, compared to $458 million, or $1.03 per share, in the fourth quarter of 2014.

For the full year 2015, NextEra Energy reported net income attributable to NextEra Energy on a GAAP basis of $2.8 billion, or $6.06 per share, compared to $2.5 billion, or $5.60 per share, in 2014. On an adjusted basis, NextEra Energy’s full-year 2015 earnings were $2.6 billion, or $5.71 per share, compared to $2.3 billion, or $5.30 per share, in 2014.

Adjusted earnings for these periods exclude the mark-to-market effects of non-qualifying hedges, as well as the net effect of other than temporary impairments (OTTI) on certain investments and operating results from the Spain solar project. Adjusted earnings also exclude merger-related expenses in 2015 and, for the full year 2014, the gain associated with the Maine fossil assets. All of these items, except for the merger-related expenses, relate primarily to the business of NextEra Energy Resources, LLC and its affiliated entities.

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, analysis of performance, reporting of results to the board of directors, and as an input in determining performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy's management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure.

"NextEra Energy delivered strong fourth-quarter results and exceeded its full-year financial expectations, finishing what was an excellent overall year of growth and execution," said NextEra Energy Chairman and Chief Executive Officer Jim Robo. "NextEra Energy Resources had outstanding performance in 2015 for wind and solar development, marking its second most successful year ever for renewable origination performance. We continue to believe that NextEra Energy Resources is well-positioned to capitalize on what is one of the most favorable environments for renewables development in recent history. At FPL, we continued to invest in the business and had our best-ever year in terms of reliability. FPL's typical residential customer bill remains among the lowest in the nation and lower than it was a decade ago. Earlier this month, FPL notified the Florida Public Service Commission that it expects to file a formal request in March for a four-year plan for new base rates. The rate plan is being designed to keep costs down for customers over the long term, while supporting continued investments that advance affordable, clean energy and enhance service reliability for customers."

Florida Power & Light Company
NextEra Energy’s principal rate-regulated utility subsidiary, Florida Power & Light Company (FPL), reported fourth-quarter 2015 net income of $365 million, or $0.79 per share, compared to $286 million, or $0.65 per share, for the prior-year quarter. For the full year 2015, net income was $1.65 billion, or $3.63 per share, compared to $1.52 billion, or $3.45 per share, in 2014.

FPL’s fourth-quarter and full-year growth was driven by continued investments in clean, efficient generation and other infrastructure projects. FPL’s capital expenditures were approximately $1 billion in the fourth quarter of 2015, bringing full-year capital investments to approximately $3.4 billion. Regulatory capital employed in 2015 grew 6.8 percent, compared to the prior year.

During the fourth quarter of 2015, retail sales increased 11.7 percent, compared to the prior-year comparable quarter, driven by continued customer growth and weather-related usage per customer. On a weather-normalized basis, fourth-quarter 2015 retail sales increased 2.1 percent. During the fourth quarter of 2015, FPL averaged approximately 66,000 more customer accounts, compared to the comparable prior-year quarter, representing growth of 1.4 percent. Underlying usage increased 0.7 percent during the fourth quarter of 2015.

For the full year 2015, retail sales increased 5.6 percent, compared to the prior year. After adjusting for the effects of weather, full-year 2015 retail sales increased 1.2 percent. Underlying usage for the year decreased 0.3 percent.

FPL's customer metrics are consistent with improving Florida economic indicators that the company tracks. The state’s seasonally adjusted unemployment rate in December 2015 was 5.0 percent, down 0.7 percent from a year earlier. The number of jobs in Florida in December 2015 was up 2.9 percent from the prior year and up 15 percent from the low in December 2009, reflecting an increase of more than 1 million jobs.

Over the course of 2015, FPL continued to strengthen and deliver a customer value proposition that includes high reliability, award-winning customer service, a clean emissions profile and a typical residential customer bill that is the lowest in Florida and among the lowest in the nation. FPL ranks best in class among major U.S. utilities based on its operating and maintenance (O&M) costs per kilowatt-hour (kWh) of retail sales, and compared with the average utility’s O&M costs, the company's innovative practices and processes save customers nearly $2 billion a year. In 2015, FPL was recognized as having the best comprehensive reliability performance in the U.S. by PA Consulting Group. According to a survey of utility customers by Market Strategies International, FPL was named a 2015 Customer Champion, ranking second in the nation and first in the southeast region. In addition, FPL was recognized as one of the 2015 Most Trusted Brands in a Market Strategies International study.

In 2015, FPL continued to make solid progress on major capital projects, including the construction of the Port Everglades Clean Energy Center, which remains on budget and on schedule to begin operation in mid-2016. Since 2001, FPL's investments in highly efficient natural gas power plants have prevented more than 95 million tons of carbon emissions and saved customers more than $8 billion in fuel costs.

In addition, FPL's development of three new solar energy centers in Florida remains on track. Expected to be completed by the end of 2016, the three approximately 74-megawatt (MW) solar projects will roughly triple FPL's solar capacity and add to the overall fuel diversity of its fleet.

Earlier this month, the Florida Public Service Commission (PSC) approved the need for FPL’s proposed Okeechobee Clean Energy Center. FPL plans to invest more than $1.2 billion to build the new highly fuel-efficient power plant, which will be fueled by clean, U.S.-produced natural gas and is scheduled to begin generating affordable clean energy by mid-2019. The Okeechobee Clean Energy Center is part of the company's ongoing strategy of modernizing its system by investing in clean, highly fuel-efficient power generation, while phasing out older, less fuel-efficient plants that use coal and oil. FPL operates one of the most modern, clean, fuel-efficient and low-carbon generation fleets in the nation and is well-positioned today to comply with the EPA's Clean Power Plan.

Also this month, FPL notified the Florida PSC that it expects to file a formal request in March for new base rates to take effect once the company’s current approved rate agreement expires at the end of 2016. While the details are still being finalized, FPL intends to propose a four-year rate plan that would include three base rate adjustments phased in during the four-year period, including approximately $860 million, starting in January 2017; approximately $265 million, starting in January 2018; and approximately $200 million upon the commissioning of the Okeechobee Clean Energy Center in mid-2019. There would be no base rate adjustment in 2020 under the plan.
The proposed adjustments would total about $13 a month or about $0.43 a day on the base portion of a typical residential customer bill. Combined with current projections for fuel and other costs, FPL estimates that its total typical residential customer bill would grow at about 2.8 percent per year, roughly the expected rate of inflation, from now through 2020. Even with the adjustments, FPL's typical residential customer bills would be lower than they were in 2006 through at least 2020.
Under the plan, the base rate adjustments are needed to support FPL’s investments in long-term infrastructure and advanced technology that will help keep customer bills low and reliability high. For the period 2014 through the end of 2017, FPL is planning to invest nearly $16 billion to benefit customers, including improving electric service reliability, reducing emissions, improving generation fuel efficiency, strengthening its electric system to make it more resilient in severe weather and preparing for customer growth. In addition, FPL will continue to make significant investments throughout the base rate proposal timeframe to further improve service for its customers.
NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a fourth-quarter 2015 contribution to net income attributable to NextEra Energy on a GAAP basis of $156 million, or $0.34 per share, compared to $615 million, or $1.39 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings for the fourth quarter of 2015 were $185 million, or $0.40 per share, compared to $179 million, or $0.40 per share, for the fourth quarter of 2014. For the full year 2015, NextEra Energy Resources reported net income attributable to NextEra Energy on a GAAP basis of $1,092 million, or $2.41 per share, compared to $989 million, or $2.25 per share, in 2014. On an adjusted basis, NextEra Energy Resources’ earnings were $926 million, or $2.04 per share, compared to $837 million, or $1.90 per share, for the full year 2014.

After re-evaluating its operating segments, NextEra Energy is now reporting its natural gas pipeline projects results under NextEra Energy Resources, reflecting the overall scale of its natural gas pipeline investments and management of these projects within the gas infrastructure activities at NextEra Energy Resources. The natural gas pipeline projects were formerly reported under Corporate and Other. While NextEra Energy has adjusted its 2014 results accordingly for comparison purposes, the effects are minimal due to immaterial contributions from these projects during early stages of development. In addition, contributions from the Texas natural gas pipelines, which were acquired in October 2015 by NextEra Energy Partners, LP are included in NextEra Energy Resources' results for 2015.

NextEra Energy Resources’ contribution to adjusted earnings per share in the fourth quarter of 2015 was flat, compared to the comparable prior-year quarter, primarily reflecting contributions from new investments being offset by higher corporate and interest expenses.

For the full year 2015, NextEra Energy Resources' contribution to adjusted earnings per share increased $0.14, year-over-year, primarily driven by growth in its contracted renewables portfolio and strong results in the customer supply and trading business, reflecting, in part, a return to more normal levels of profitability in the first quarter of 2015.

Growth in new investment added $0.31 per share year-over-year, reflecting new wind and solar investments placed into service and positive contributions from natural gas pipeline projects. The customer supply and trading business added $0.24 per share year-over-year. Partially offsetting the growth in the business were a negative impact of $0.22 per share year-over-year from higher interest and corporate expenses, primarily related to increased development activity, and lower earnings from existing assets of $0.22 per share year-over-year, reflecting poor wind resource. Results were also affected by share dilution and the absence of charges associated with the 2014 launch of NextEra Energy Partners.

During 2015, NextEra Energy Resources signed approximately 2,100 MW of new contracted renewables, including approximately 1,400 MW of wind and approximately 700 MW of solar.

Development activities for natural gas pipeline projects continue to progress well. The Sabal Trail Transmission and Florida Southeast Connection natural gas pipeline projects are currently in the permitting process with the Federal Energy Regulatory Commission (FERC), and the company expects to be in a position to receive FERC approval during the first quarter of 2016. If approved, construction of the proposed interstate pipeline system would begin in mid-2016, with operations expected to commence in May of 2017.

In addition, the Mountain Valley Pipeline joint venture also is in the permitting process with FERC, having filed a certificate application in October 2015. Earlier this month, the joint venture announced the addition of Consolidated Edison as an additional shipper on the line, as well as the addition of Con Edison Gas Midstream, LLC, as an equity partner. The approximately 300-mile interstate natural gas transmission pipeline is designed to transport clean-burning natural gas from the Marcellus and Utica shale regions to the growing demand markets in the U.S. Mid-Atlantic and Southeast. The proposed pipeline is expected to begin commercial operations by year-end 2018, subject to FERC approval. Mountain Valley Pipeline, LLC, is a joint venture between EQT Midstream Partners, LP, majority owner and operator of the proposed pipeline, and affiliates of NextEra Energy, Consolidated Edison, Inc., WGL Holdings, Inc., Vega Energy Partners, Ltd and RGC Resources, Inc.

Corporate and Other
In the fourth quarter of 2015 on a GAAP basis, Corporate and Other earnings increased $0.01 per share, compared to the comparable prior-year quarter. On an adjusted basis, Corporate and Other earnings for the fourth quarter of 2015 were flat, compared to the prior-year quarter. For the full year 2015, Corporate and Other earnings increased $0.12 per share on a GAAP basis, compared to 2014. On an adjusted basis, full-year 2015 Corporate and Other earnings increased $0.09 per share year-over-year.

Outlook
NextEra Energy continues to expect adjusted earnings per share to be in the range of $5.85 to $6.35 for 2016 and in the range of $6.60 to $7.10 for 2018, implying a compound annual growth rate of 6 to 8 percent per year through 2018, off a 2014 base.

NextEra Energy’s adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time. Adjusted earnings expectations also exclude the operating results from the Spain solar project and merger-related expenses. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; no divestitures other than to NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy’s 2015 fourth-quarter and full-year earnings conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be the 2015 fourth-quarter and full-year financial results for NextEra Energy Partners, LP (NYSE:NEP). The listen-only webcast will be available on NextEra Energy’s website by accessing the following link: www.NextEraEnergy.com/investors. The financial results news release and the slides accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE:NEE) is a leading clean energy company with consolidated revenues of approximately $17.5 billion, approximately 46,300 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE:NEP), and approximately 14,300 employees in 27 states and Canada as of year-end 2015. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are Florida Power & Light Company, which serves more than 4.8 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked in the top 10 worldwide for innovativeness and community responsibility as part of Fortune’s 2015 list of “World's Most Admired Companies.” For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.
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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this press release include, among others, statements concerning adjusted earnings per share expectations and future operating performance, and statements concerning future dividends. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions to or elimination of governmental incentives that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations or interpretations or other regulatory initiatives on NextEra Energy and FPL; effect on NextEra Energy and FPL of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations; effect on NextEra Energy and FPL of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; NextEra Energy Partners, LP's (NEP's) acquisitions may not be completed and, even if completed, NextEra Energy may not realize the anticipated benefits of any acquisitions; environmental, health and financial risks associated with NextEra Energy's and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; liability of NextEra Energy and FPL for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to their owned nuclear generation facilities; risks associated with outages of NextEra Energy's and FPL's owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of creditors to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; the fact that the amount and timing of dividends payable on NextEra Energy's common stock, as well as the dividend policy approved by NextEra Energy's board of directors from time to time, and changes to that policy, are within the sole discretion of NextEra Energy's board of directors and, if declared and paid, dividends may be in amounts that are less than might be expected by shareholders; and effect of disruptions, uncertainty or volatility in the credit and capital markets of the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2014 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Three Months Ended December 31, 2015	FPL	NEER	Corporate and Other	NextEra Energy
Operating Revenues	$2,839	$1,129	$101	$4,069
Operating Expenses
Fuel, purchased power and interchange	978	184	14	1,176
Other operations and maintenance	470	413	32	915
Impairment charges	—	2	—	2
Merger-related	—	—	6	6
Depreciation and amortization	422	309	19	750
Taxes other than income taxes and other	295	39	10	344
Total operating expenses	2,165	947	81	3,193
Operating Income	674	182	20	876
Other Income (Deductions)
Interest expense	(108)	(154)	(37)	(299)
Benefits associated with differential membership interests - net	—	65	—	65
Equity in earnings (losses) of equity method investees	—	19	2	21
Allowance for equity funds used during construction	22	1	—	23
Interest income	4	4	13	21
Gains on disposal of assets - net	1	47	—	48
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(8)	—	(8)
Other - net	1	11	(2)	10
Total other deductions - net	(80)	(15)	(24)	(119)
Income (Loss) before Income Taxes	594	167	(4)	757
Income Tax Expense (Benefit)	229	8	10	247
Net Income (Loss)	365	159	(14)	510
Less Net Income Attributable to Noncontrolling Interests	—	(3)	—	(3)
Net Income (Loss) Attributable to NextEra Energy, Inc.	$365	$156	$(14)	$507
Reconciliations of Net Income (Loss) and Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss) and Adjusted Earnings (Loss) Per Share, respectively:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$365	$156	$(14)	$507
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	28	(1)	27
Loss (income) from other than temporary impairments - net	—	—	—	—
Operating loss (income) of Spain solar projects	—	1	—	1
Merger-related expenses	—	—	4	4
Adjusted Earnings (Loss)	$365	$185	$(11)	$539
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$0.79	$0.34	$(0.03)	$1.10
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	0.06	—	0.06
Loss (income) from other than temporary impairments - net	—	—	—	—
Operating loss (income) of Spain solar projects	—	—	—	—
Merger-related expenses	—	—	0.01	0.01
Adjusted Earnings (Loss) Per Share	$0.79	$0.40	$(0.02)	$1.17
Weighted-average shares outstanding (assuming dilution)				462

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Three Months Ended December 31, 2014	FPL	NEER	Corporate and Other	NextEra Energy
Operating Revenues	$2,682	$1,880	$102	$4,664
Operating Expenses
Fuel, purchased power and interchange	1,008	233	24	1,265
Other operations and maintenance	434	378	41	853
Impairment charges	—	6	—	6
Merger-related	—	—	—	—
Depreciation and amortization	385	290	17	692
Taxes other than income taxes and other	275	36	5	316
Total operating expenses	2,102	943	87	3,132
Operating Income	580	937	15	1,532
Other Income (Deductions)
Interest expense	(115)	(170)	(35)	(320)
Benefits associated with differential membership interests - net	—	53	—	53
Equity in earnings (losses) of equity method investees	—	33	—	33
Allowance for equity funds used during construction	8	—	1	9
Interest income	1	7	12	20
Gains on disposal of assets - net	—	16	—	16
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(5)	—	(5)
Other - net	1	11	(13)	(1)
Total other deductions - net	(105)	(55)	(35)	(195)
Income (Loss) before Income Taxes	475	882	(20)	1,337
Income Tax Expense (Benefit)	189	267	(3)	453
Net Income (Loss)	286	615	(17)	884
Less Net Income Attributable to Noncontrolling Interests	—	—	—	—
Net Income (Loss) Attributable to NextEra Energy, Inc.	$286	$615	$(17)	$884
Reconciliations of Net Income (Loss) and Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss) and Adjusted Earnings (Loss) Per Share, respectively:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$286	$615	$(17)	$884
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(445)	9	(436)
Loss (income) from other than temporary impairments - net	—	(1)	1	—
Operating loss (income) of Spain solar projects	—	10	—	10
Merger-related expenses	—	—	—	—
Adjusted Earnings (Loss)	$286	$179	$(7)	$458
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$0.65	$1.39	$(0.04)	$2.00
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(1.01)	0.02	(0.99)
Loss (income) from other than temporary impairments - net	—	—	—	—
Operating loss (income) of Spain solar projects	—	0.02	—	0.02
Merger-related expenses	—	—	—	—
Adjusted Earnings (Loss) Per Share	$0.65	$0.40	$(0.02)	$1.03
Weighted-average shares outstanding (assuming dilution)				442

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2015	FPL	NEER	Corporate and Other	NextEra Energy
Operating Revenues	$11,651	$5,444	$391	$17,486
Operating Expenses
Fuel, purchased power and interchange	4,276	988	63	5,327
Other operations and maintenance	1,617	1,531	121	3,269
Impairment charges	—	2	—	2
Merger-related	—	—	26	26
Depreciation and amortization	1,576	1,183	72	2,831
Taxes other than income taxes and other	1,205	161	33	1,399
Total operating expenses	8,674	3,865	315	12,854
Operating Income	2,977	1,579	76	4,632
Other Income (Deductions)
Interest expense	(445)	(625)	(141)	(1,211)
Benefits associated with differential membership interests - net	—	216	—	216
Equity in earnings (losses) of equity method investees	—	103	4	107
Allowance for equity funds used during construction	68	2	—	70
Interest income	7	28	51	86
Gains on disposal of assets - net	1	89	—	90
Gain associated with Maine fossil	—	—	—	—
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(40)	—	(40)
Other - net	(3)	39	4	40
Total other deductions - net	(372)	(188)	(82)	(642)
Income (Loss) before Income Taxes	2,605	1,391	(6)	3,990
Income Tax Expense (Benefit)	957	289	(18)	1,228
Net Income (Loss)	1,648	1,102	12	2,762
Less Net Income Attributable to Noncontrolling Interests	—	(10)	—	(10)
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,648	$1,092	$12	$2,752
Reconciliations of Net Income (Loss) and Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss) and Adjusted Earnings (Loss) Per Share, respectively:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,648	$1,092	$12	$2,752
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(175)	(8)	(183)
Loss (income) from other than temporary impairments - net	—	14	1	15
Gain associated with Maine fossil	—	—	—	—
Operating loss (income) of Spain solar projects	—	(5)	—	(5)
Merger-related expenses	—	—	20	20
Adjusted Earnings (Loss)	$1,648	$926	$25	$2,599
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$3.63	$2.41	$0.02	$6.06
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(0.39)	(0.02)	(0.41)
Loss (income) from other than temporary impairments - net	—	0.03	—	0.03
Gain associated with Maine fossil	—	—	—	—
Operating loss (income) of Spain solar projects	—	(0.01)	—	(0.01)
Merger-related expenses	—	—	0.04	0.04
Adjusted Earnings (Loss) Per Share	$3.63	$2.04	$0.04	$5.71
Weighted-average shares outstanding (assuming dilution)				454

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2014	FPL	NEER	Corporate and Other	NextEra Energy
Operating Revenues	$11,421	$5,196	$404	$17,021
Operating Expenses
Fuel, purchased power and interchange	4,375	1,136	91	5,602
Other operations and maintenance	1,620	1,394	135	3,149
Impairment charges	—	11	—	11
Merger-related	—	—	—	—
Depreciation and amortization	1,432	1,051	68	2,551
Taxes other than income taxes and other	1,166	135	23	1,324
Total operating expenses	8,593	3,727	317	12,637
Operating Income	2,828	1,469	87	4,384
Other Income (Deductions)
Interest expense	(439)	(667)	(155)	(1,261)
Benefits associated with differential membership interests - net	—	199	—	199
Equity in earnings (losses) of equity method investees	—	95	(2)	93
Allowance for equity funds used during construction	36	1	—	37
Interest income	3	26	51	80
Gains on disposal of assets - net	—	104	1	105
Gain associated with Maine fossil	—	21	—	21
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(13)	—	(13)
Other - net	(1)	41	(40)	—
Total other deductions - net	(401)	(193)	(145)	(739)
Income (Loss) before Income Taxes	2,427	1,276	(58)	3,645
Income Tax Expense (Benefit)	910	283	(17)	1,176
Net Income (Loss)	1,517	993	(41)	2,469
Less Net Income Attributable to Noncontrolling Interests	—	(4)	—	(4)
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,517	$989	$(41)	$2,465
Reconciliations of Net Income (Loss) and Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. to Adjusted Earnings (Loss) and Adjusted Earnings (Loss) Per Share, respectively:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,517	$989	$(41)	$2,465
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(171)	18	(153)
Loss (income) from other than temporary impairments - net	—	(1)	3	2
Gain associated with Maine fossil	—	(12)	—	(12)
Operating loss (income) of Spain solar projects	—	32	—	32
Merger-related expenses	—	—	—	—
Adjusted Earnings (Loss)	$1,517	$837	$(20)	$2,334
Earnings (Loss) Per Share (assuming dilution) Attributable to NextEra Energy, Inc.	$3.45	$2.25	$(0.10)	$5.60
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	(0.39)	0.04	(0.35)
Loss (income) from other than temporary impairments - net	—	—	0.01	0.01
Gain associated with Maine fossil	—	(0.03)	—	(0.03)
Operating loss (income) of Spain solar projects	—	0.07	—	0.07
Merger-related expenses	—	—	—	—
Adjusted Earnings (Loss) Per Share	$3.45	$1.90	$(0.05)	$5.30
Weighted-average shares outstanding (assuming dilution)				440

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)		Preliminary
(unaudited)
December 31, 2015	FPL	NEER	Corporate and Other	NextEra Energy
Property, Plant and Equipment
Electric plant in service and other property	$41,227	$29,934	$1,548	$72,709
Nuclear fuel	1,306	761	—	2,067
Construction work in progress	2,850	2,700	60	5,610
Less accumulated depreciation and amortization	(11,862)	(6,695)	(443)	(19,000)
Total property, plant and equipment - net	33,521	26,700	1,165	61,386
Current Assets
Cash and cash equivalents	23	490	58	571
Customer receivables, net of allowances	849	861	74	1,784
Other receivables	123	485	(127)	481
Materials, supplies and fossil fuel inventory	826	428	5	1,259
Regulatory assets:
Deferred clause and franchise expenses	75	—	—	75
Derivatives	218	—	—	218
Other	209	—	1	210
Derivatives	3	698	11	712
Deferred income taxes	—	—	—	—
Assets held for sale	—	1,009	—	1,009
Other	181	286	9	476
Total current assets	2,507	4,257	31	6,795
Other Assets
Special use funds	3,504	1,634	—	5,138
Other investments	4	993	789	1,786
Prepaid benefit costs	1,243	—	(88)	1,155
Regulatory assets:
Purchased power agreement termination	726	—	—	726
Securitized storm-recovery costs	208	—	—	208
Other	579	2	263	844
Derivatives	1	1,195	6	1,202
Other	230	2,866	143	3,239
Total other assets	6,495	6,690	1,113	14,298
Total Assets	$42,523	$37,647	$2,309	$82,479
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	7,733	8,117	(7,254)	8,596
Retained earnings	6,447	8,109	(416)	14,140
Accumulated other comprehensive income (loss)	—	(80)	(87)	(167)
Total common shareholders' equity	15,553	16,146	(9,125)	22,574
Noncontrolling interests	—	538	—	538
Total equity	15,553	16,684	(9,125)	23,112
Long-term debt	9,956	6,825	9,900	26,681
Total capitalization	25,509	23,509	775	49,793
Current Liabilities
Commercial paper	56	—	318	374
Notes payable	100	112	200	412
Current maturities of long-term debt	64	1,489	667	2,220
Accounts payable	664	1,889	(24)	2,529
Customer deposits	469	4	—	473
Accrued interest and taxes	279	155	15	449
Derivatives	222	651	9	882
Accrued construction-related expenditures	240	670	11	921
Liabilities associated with assets held for sale	—	992	—	992
Other	355	381	119	855
Total current liabilities	2,449	6,343	1,315	10,107
Other Liabilities and Deferred Credits
Asset retirement obligations	1,822	647	—	2,469
Deferred income taxes	7,730	2,263	(166)	9,827
Regulatory liabilities:
Accrued asset removal costs	1,921	—	9	1,930
Asset retirement obligation regulatory expense difference	2,182	—	—	2,182
Other	492	—	2	494
Derivatives	—	401	129	530
Deferral related to differential membership interests	—	3,142	—	3,142
Other	418	1,342	245	2,005
Total other liabilities and deferred credits	14,565	7,795	219	22,579
Commitments and Contingencies
Total Capitalization and Liabilities	$42,523	$37,647	$2,309	$82,479

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)				Preliminary
(unaudited)
December 31, 2014	FPL	NEER	Corporate and Other	NextEra Energy
Property, Plant and Equipment
Electric plant in service and other property	$39,027	$27,525	$1,490	$68,042
Nuclear fuel	1,217	788	1	2,006
Construction work in progress	1,694	1,865	32	3,591
Less accumulated depreciation and amortization	(11,282)	(6,268)	(384)	(17,934)
Total property, plant and equipment - net	30,656	23,910	1,139	55,705
Current Assets
Cash and cash equivalents	14	536	27	577
Customer receivables, net of allowances	773	972	60	1,805
Other receivables	136	267	(49)	354
Materials, supplies and fossil fuel inventory	848	439	5	1,292
Regulatory assets:
Deferred clause and franchise expenses	268	—	—	268
Derivatives	364	—	—	364
Other	111	—	5	116
Derivatives	5	955	30	990
Deferred income taxes	—	699	40	739
Assets held for sale	—	—	—	—
Other	115	321	3	439
Total current assets	2,634	4,189	121	6,944
Other Assets
Special use funds	3,524	1,642	—	5,166
Other investments	4	635	760	1,399
Prepaid benefit costs	1,189	—	55	1,244
Regulatory assets:
Purchased power agreement termination	—	—	—	—
Securitized storm-recovery costs	294	—	—	294
Other	468	1	188	657
Derivatives	1	1,008	—	1,009
Other	452	1,511	224	2,187
Total other assets	5,932	4,797	1,227	11,956
Total Assets	$39,222	$32,896	$2,487	$74,605
Capitalization
Common stock	$1,373	$—	$(1,369)	$4
Additional paid-in capital	6,279	8,076	(7,176)	7,179
Retained earnings	5,499	7,018	256	12,773
Accumulated other comprehensive income (loss)	—	(5)	(35)	(40)
Total common shareholders' equity	13,151	15,089	(8,324)	19,916
Noncontrolling interests	—	252	—	252
Total equity	13,151	15,341	(8,324)	20,168
Long-term debt	9,328	6,071	8,645	24,044
Total capitalization	22,479	21,412	321	44,212
Current Liabilities
Commercial paper	1,142	—	—	1,142
Notes payable	—	—	—	—
Current maturities of long-term debt	60	1,668	1,787	3,515
Accounts payable	677	720	(43)	1,354
Customer deposits	458	4	—	462
Accrued interest and taxes	245	246	(17)	474
Derivatives	370	906	13	1,289
Accrued construction-related expenditures	233	438	5	676
Liabilities associated with assets held for sale	—	—	—	—
Other	301	373	77	751
Total current liabilities	3,486	4,355	1,822	9,663
Other Liabilities and Deferred Credits
Asset retirement obligations	1,355	631	—	1,986
Deferred income taxes	6,835	2,426	—	9,261
Regulatory liabilities:
Accrued asset removal costs	1,898	—	6	1,904
Asset retirement obligation regulatory expense difference	2,257	—	—	2,257
Other	476	—	—	476
Derivatives	—	342	124	466
Deferral related to differential membership interests	—	2,704	—	2,704
Other	436	1,026	214	1,676
Total other liabilities and deferred credits	13,257	7,129	344	20,730
Commitments and Contingencies
Total Capitalization and Liabilities	$39,222	$32,896	$2,487	$74,605

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

Reflects the retrospective application of a new accounting standard adopted in December 2015, which requires that debt issuance costs be presented as a deduction of debt.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2015	FPL	NEER	Corporate and Other	NextEra Energy
Cash Flows From Operating Activities
Net income (loss)	$1,648	$1,102	$12	$2,762
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,576	1,183	72	2,831
Nuclear fuel and other amortization	209	145	18	372
Impairment charges	—	2	—	2
Unrealized losses (gains) on marked to market energy contracts	—	(337)	—	(337)
Deferred income taxes	504	671	(13)	1,162
Cost recovery clauses and franchise fees	176	—	—	176
Purchased power agreement termination	(521)	—	—	(521)
Benefits associated with differential membership interests - net	—	(216)	—	(216)
Other - net	(56)	(49)	82	(23)
Changes in operating assets and liabilities:
Customer and other receivables	(79)	206	(37)	90
Materials, supplies and fossil fuel inventory	22	(5)	—	17
Other current assets	(32)	(2)	—	(34)
Other assets	(53)	(26)	(27)	(106)
Accounts payable and customer deposits	(72)	(152)	18	(206)
Margin cash collateral	—	81	—	81
Income taxes	14	(219)	233	28
Other current liabilities	98	45	18	161
Other liabilities	(41)	(83)	1	(123)
Net cash provided by operating activities	3,393	2,346	377	6,116
Cash Flows From Investing Activities
Capital expenditures of FPL	(3,428)	—	—	(3,428)
Independent power and other investments of NEER	—	(4,505)	—	(4,505)
Cash grants under the American Recovery and Reinvestment Act of 2009	—	8	—	8
Nuclear fuel purchases	(205)	(156)	—	(361)
Other capital expenditures and other investments	—	—	(83)	(83)
Sale of independent power and other investments of NEER	—	52	—	52
Change in loan proceeds restricted for construction	(36)	27	—	(9)
Proceeds from sale or maturity of securities in special use funds and other investments	3,731	918	202	4,851
Purchases of securities in special use funds and other investments	(3,792)	(951)	(239)	(4,982)
Proceeds from the sale of a noncontrolling interest in subsidiaries	—	345	—	345
Other - net	55	46	6	107
Net cash used in investing activities	(3,675)	(4,216)	(114)	(8,005)
Cash Flows From Financing Activities
Issuances of long-term debt	1,084	2,714	1,974	5,772
Retirements of long-term debt	(551)	(1,562)	(1,859)	(3,972)
Proceeds from differential membership investors	—	761	—	761
Payments to differential membership investors	—	(92)	—	(92)
Proceeds from notes payable	—	425	700	1,125
Repayments of notes payable	—	(313)	(500)	(813)
Net change in commercial paper	(986)	—	318	(668)
Issuances of common stock - net	—	—	1,298	1,298
Dividends on common stock	—	—	(1,385)	(1,385)
Dividends & capital distributions from (to) parent - net	754	(46)	(708)	—
Other - net	(10)	(63)	(70)	(143)
Net cash provided by (used in) financing activities	291	1,824	(232)	1,883
Net increase (decrease) in cash and cash equivalents	9	(46)	31	(6)
Cash and cash equivalents at beginning of year	14	536	27	577
Cash and cash equivalents at end of year	$23	$490	$58	$571

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Preliminary
Twelve Months Ended December 31, 2014	FPL	NEER	Corporate and Other	NextEra Energy
Cash Flows From Operating Activities
Net income (loss)	$1,517	$993	$(41)	$2,469
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,432	1,051	68	2,551
Nuclear fuel and other amortization	201	120	24	345
Impairment charges	—	11	—	11
Unrealized losses (gains) on marked to market energy contracts	—	(418)	7	(411)
Deferred income taxes	601	446	158	1,205
Cost recovery clauses and franchise fees	(67)	—	—	(67)
Purchased power agreement termination	—	—	—	—
Benefits associated with differential membership interests - net	—	(199)	—	(199)
Other - net	94	(82)	122	134
Changes in operating assets and liabilities:
Customer and other receivables	(10)	(14)	17	(7)
Materials, supplies and fossil fuel inventory	(106)	(27)	(2)	(135)
Other current assets	(9)	(22)	1	(30)
Other assets	(103)	(82)	(35)	(220)
Accounts payable and customer deposits	28	82	—	110
Margin cash collateral	—	(59)	—	(59)
Income taxes	(34)	48	(89)	(75)
Other current liabilities	(64)	6	(52)	(110)
Other liabilities	(26)	12	2	(12)
Net cash provided by operating activities	3,454	1,866	180	5,500
Cash Flows From Investing Activities
Capital expenditures of FPL	(3,067)	—	—	(3,067)
Independent power and other investments of NEER	—	(3,588)	—	(3,588)
Cash grants under the American Recovery and Reinvestment Act of 2009	—	343	—	343
Nuclear fuel purchases	(174)	(113)	—	(287)
Other capital expenditures and other investments	—	—	(75)	(75)
Sale of independent power and other investments of NEER	—	307	—	307
Change in loan proceeds restricted for construction	—	(40)	—	(40)
Proceeds from sale or maturity of securities in special use funds and other investments	3,349	743	529	4,621
Purchases of securities in special use funds and other investments	(3,414)	(775)	(578)	(4,767)
Proceeds from the sale of a noncontrolling interest in subsidiaries	—	438	—	438
Other - net	(268)	17	5	(246)
Net cash used in investing activities	(3,574)	(2,668)	(119)	(6,361)
Cash Flows From Financing Activities
Issuances of long-term debt	997	2,026	2,031	5,054
Retirements of long-term debt	(355)	(1,623)	(2,772)	(4,750)
Proceeds from differential membership investors	—	978	—	978
Payments to differential membership investors	—	(71)	—	(71)
Proceeds from notes payable	—	—	500	500
Repayments of notes payable	—	—	(500)	(500)
Net change in commercial paper	938	—	(487)	451
Issuances of common stock - net	—	—	633	633
Dividends on common stock	—	—	(1,261)	(1,261)
Dividends & capital distributions from (to) parent - net	(1,450)	(398)	1,848	—
Other - net	(15)	56	(75)	(34)
Net cash provided by (used in) financing activities	115	968	(83)	1,000
Net increase (decrease) in cash and cash equivalents	(5)	166	(22)	139
Cash and cash equivalents at beginning of year	19	370	49	438
Cash and cash equivalents at end of year	$14	$536	$27	$577

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date
2014 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.98	$1.12	$1.50	$2.00	$5.60

FPL - 2014 Earnings Per Share	$0.79	$0.96	$1.05	$0.65	$3.45
New investment growth	0.07	0.03	0.03	0.05	0.17
Cost recovery clause results, primarily nuclear uprates in base rates	—	(0.01)	(0.01)	0.02	0.01
Allowance for funds used during construction	(0.01)	0.02	0.03	0.03	0.07
Wholesale operations	0.01	(0.01)	(0.02)	0.02	—
Incentive mechanism	—	—	—	0.02	0.02
Other and share dilution	(0.06)	(0.02)	(0.01)	—	(0.09)
FPL - 2015 Earnings Per Share	$0.80	$0.97	$1.07	$0.79	$3.63

NEER - 2014 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.20	$0.18	$0.46	$1.39	$2.25
New investments	0.09	0.10	0.03	0.08	0.31
Existing assets	(0.17)	(0.05)	0.01	—	(0.21)
Gas infrastructure	0.02	(0.05)	(0.01)	0.02	(0.02)
Customer supply and proprietary power & gas trading	0.21	0.03	0.03	(0.03)	0.24
Asset sales	—	(0.03)	—	0.01	(0.02)
NEP initial public offering transaction costs	—	0.05	—	—	0.05
NEP Canadian structuring charges	—	0.10	—	—	0.10
Non-qualifying hedges impact	0.33	0.37	0.38	(1.07)	—
Maine fossil gain	(0.03)	—	—	—	(0.03)
Operating results of Spain solar projects	0.02	(0.02)	0.05	0.02	0.08
Change in other than temporary impairment losses - net	—	(0.01)	(0.03)	—	(0.03)
Interest and corporate general and administrative expenses	(0.05)	(0.06)	(0.06)	(0.05)	(0.22)
Other, including income taxes and share dilution	—	—	(0.04)	(0.03)	(0.09)
NEER - 2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.62	$0.61	$0.82	$0.34	$2.41

Corporate and Other - 2014 Earnings (Loss) Per Share	$(0.01)	$(0.02)	$(0.01)	$(0.04)	$(0.10)
Non-qualifying hedges impact	0.01	0.01	(0.01)	0.02	0.06
Merger-related expenses	(0.01)	(0.01)	(0.01)	(0.01)	(0.04)
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	0.04	0.03	0.07	—	0.10
Corporate and Other - 2015 Loss Per Share	$0.03	$0.01	$0.04	$(0.03)	$0.02

2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.45	$1.59	$1.93	$1.10	$6.06

Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER.  Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

Corporate & Other represents other business activities and eliminating entries, and may include the net effect of rounding.

The sum of the quarterly amounts may not equal the total for the year due to rounding.

During the fourth quarter of 2015, the natural gas pipeline projects that were previously reported in Corporate and Other are now reported in the NEER segment to reflect the management of these projects within the gas infrastructure activities at NEER. Prior year amounts for NEER and Corporate and Other were adjusted to reflect the segment change.

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

Preliminary
December 31, 2015	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,200
Project debt:
Natural gas-fired assets	497
Wind assets	4,009	1,728
Solar	2,954	1,192
Other	1,657	610
Storm Securitization Debt	273
Other(2)		1,249
Other long-term debt, including current maturities, and short-term debt(3)	16,421	16,421
Unamortized debt issuance costs	(302)
Total debt per Balance Sheet	29,687	22,689
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,200
Total equity	23,112	23,112
Total capitalization, including debt due within one year	$52,799	$48,490
Debt ratio	56%	47%

December 31, 2014	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,750
Project debt:
Natural gas-fired assets	1,501
Wind assets	3,913	1,475
Solar	1,750	880
Other	952
Storm Securitization Debt	331
Other(2)		1,625
Other long-term debt, including current maturities, and short-term debt(3)	15,849	15,849
Unamortized debt issuance costs	(323)
Total debt per Balance Sheet	28,701	21,318
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,750
Total equity	20,168	20,168
Total capitalization, including debt due within one year	$48,869	$44,725
Debt ratio	59%	48%

(1)	Adjusted debt calculation is based on NextEra's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

Preliminary
	Quarter			Year-to-Date
Periods ending December 31	2015	2014	% change	2015	2014	% change
Energy sales (million kWh)
Residential	14,232	12,547	13.4%	58,846	55,202	6.6%
Commercial	11,952	11,097	7.7%	47,369	45,684	3.7%
Industrial	763	720	6.0%	3,042	2,941	3.4%
Public authorities	145	140	3.6%	563	561	0.4%
Increase (decrease) in unbilled sales	(237)	(469)	(49.5)%	507	42	1,107.1%
Total retail	26,855	24,035	11.7%	110,327	104,430	5.6%
Electric utilities	1,613	1,298	24.3%	6,730	5,600	20.2%
Interchange power sales	518	980	(47.1)%	2,975	3,166	(6.0)%
Total	28,986	26,313	10.2%	120,032	113,196	6.0%

Average price (cents/kWh)(1)
Residential	10.66	11.13	(4.2)%	10.77	11.13	(3.2)%
Commercial	8.65	9.17	(5.7)%	8.75	9.07	(3.5)%
Industrial	6.61	6.96	(5.0)%	6.69	6.95	(3.7)%
Total	9.48	9.97	(4.9)%	9.61	9.97	(3.6)%

Average customer accounts (000s)
Residential	4,247	4,189	1.4%	4,227	4,169	1.4%
Commercial	535	528	1.3%	533	526	1.3%
Industrial	12	11	9.1%	11	10	10.0%
Other	4	4	—%	4	4	—%
Total	4,798	4,732	1.4%	4,775	4,709	1.4%

	December
	2015	2014	% change
End of period customer accounts (000s)
Residential	4,255	4,196	1.4%
Commercial	536	529	1.3%
Industrial	12	11	9.1%
Other	3	3	—%
Total	4,806	4,739	1.4%

	2015	Normal	2014
Three Months Ended December 31,
Cooling degree-days(2)	473	317	299
Heating degree-days(2)	4	115	120
Twelve Months Ended December 31,
Cooling degree-days(2)	2,312	1,967	1,968
Heating degree-days(2)	190	379	322
______________________

(1)	Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses.
(2)	Cooling degree days above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.